                                September 3, 1998

TO ALL CREDITORS OF HARRAH'S JAZZ COMPANY, HARRAH'S JAZZ
FINANCE CORP. AND HARRAH'S NEW ORLEANS INVESTMENT COMPANY:

The undersigned act as counsel to Harrah's Jazz Company, Harrah's Jazz Finance Corp. and Harrah's New Orleans Investment Company (the "Debtors"). On April 28, 1997, the United States Bankruptcy Court for the Eastern District of Louisiana confirmed the Debtors' Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code ("Original Plan"). Thereafter, the Debtors proposed modifications to the Original Plan, and on April 6, 1998, the Bankruptcy confirmed a modified plan. Together with Harrah's Entertainment, Inc., the Debtors have now proposed further modifications to the Original Plan (the "Modified Plan"), a copy of which is enclosed.

Based upon the best information available at this time, the Debtors believe that the Modified Plan, if approved by the Bankruptcy Court, likely will be consummated in late October, 1998, and that the distributions to creditors contemplated under the Modified Plan will be made immediately thereafter. Accordingly, it appears that the Bankruptcy Court's consideration of the Modified Plan will not delay consummation of the Debtors' plan of reorganization.

In the front pocket of the envelope containing these materials you will find a ballot for use in changing your vote with respect to the Debtors' Modified Plan, if you so desire. If you timely voted on the Original Plan (or later changed that vote as a result of the subsequent modifications proposed by the Debtors), then that vote will count as your vote on the Modified Plan unless you change your vote in accordance with the enclosed Modified Voting Procedures and Notice. In addition, you also should find enclosed:

A.       Notice;

B. Debtors' Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified Through September 3, 1998 (i.e., the Modified Plan);

C. Summary of Debtors' Sixth Amended Joint Disclosure Statement Pursuant to Sections 1125 and 1127 of the Bankruptcy Code, dated September 3, 1998 (the "Summary Disclosure Statement"); and

D.       Modified Voting Procedures.

If you have not received all of these enclosures or require a replacement or different ballot, please contact the balloting agent in writing at the following address: Mr. Mark Fiddes, PricewaterhouseCoopers LLP, P.O. Box 81109, Chicago, IL 60681. Please do not contact him with any questions about the Modified Plan or Summary Disclosure Statement, as the balloting agent is prohibited from discussing the contents of the Modified Plan or Summary Disclosure Statement with creditors.

If you desire a copy of the full Disclosure Statement, please submit a written request for the full Disclosure Statement in accordance with the instructions set forth in the Summary Disclosure Statement.

Sincerely,




--------------------------------           -------------------------------------
Daniel R. Murray, Esq.                     Jan M. Hayden, Esq.
Jenner & Block                             Heller, Draper, Hayden & Horn, L.L.C.
One IBM Plaza                              650 Poydras St., Suite 2500
Chicago, IL 60611                          New Orleans, LA 70130

                                           Counsel for Harrah's New
                                           Orleans Investment Company


---------------------------------
William H. Patrick, III, Esq.
William H. Patrick, III, A P.L.C.
10636 Linkwood Drive
Baton Rouge, LA 70810

Counsel for Harrah's Jazz Company
and Harrah's Jazz Finance Corp.

                                       2